UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 01, 2023

CORBUS PHARMACEUTICALS HOLDINGS, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-37348	46-4348039
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

500 River Ridge Drive
Norwood, Massachusetts		02062
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (617) 963-0100

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	CRBP	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 1, 2023, the Board of Directors (the “Board”) of Corbus Pharmaceuticals Holdings, Inc. (the “Company”), upon the recommendation of the Nominating and Corporate Governance Committee of the Board, appointed Yong Ben, M.D., MBA, age 49, to serve as a member of the Board. Dr. Ben will hold this position until the next annual meeting of the Company’s stockholders or until his successor is elected and qualified, subject to his earlier resignation or removal.

Dr. Ben has over 20 years of clinical development expertise including strategic planning, oncology clinical trial design and execution and successful BLA/NDA submissions. Dr. Ben is currently Venture Partner at Eight Roads Venture (formerly known as Fidelity Ventures) since August 2022. Prior to that, Dr. Ben served as Chief Medical Officer for BeiGene, Ltd. (NASDAQ: BGNE), a global biotechnology company specializing in drugs for cancer treatment, from February 2019 to February 2022, and served as a clinical advisor with the company until July 2022. Prior to BeiGene, Dr. Ben served as Chief Medical Officer for BioAtla, Inc. (NASDAQ: BCAB), an immunotherapy company, from May 2017 to February 2019. Prior to BioAtla, Dr. Ben was the Global Clinical Leader, Immuno-Oncology Clinical Development, for AstraZeneca PLC (NASDAQ: AZN) from August 2014 to May 2017. Dr. Ben received his medical degree from Norman Bethune College of Medicine and was a surgical oncologist at Peking Union Medical College Hospital with a post-doctoral fellowship at California Pacific Medical Center. Dr. Ben also received a MBA from the University of California, San Diego.

Dr. Ben will participate in the Company’s standard non-employee director compensation plan, including an initial option grant to purchase 5,307 shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”) upon joining the Board, an annual cash retainer fee of $40,000 (pro-rated for the current year), and an annual stock option grant to purchase shares of the Company’s Common Stock.

There are no transactions between Dr. Ben and the Company that would be reportable under Item 404(a) of Regulation S-K.

Concurrently with the appointment, the Company entered into an indemnification agreement with Dr. Ben (the “Indemnification Agreement”), in the form previously entered into by the Company with each of the Company’s directors and executive officers, the form of which was filed as Exhibit 10.15 to the Amendment No. 1 to Company’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission on September 30, 2014. The Indemnification Agreement, subject to limitations contained therein, will obligate the Company to indemnify Dr. Ben, to the fullest extent permitted by applicable law, for certain expenses, including attorneys’ fees, judgments, penalties, fines and settlement amounts actually and reasonably incurred by him in any threatened, pending or completed action, suit, claim, investigation, inquiry, administrative hearing, arbitration or other proceeding arising out of his services as a director. Subject to certain limitations, the Indemnification Agreement provides for the advancement of expenses incurred by the indemnitee, and the repayment to the Company of the amounts advanced to the extent that it is ultimately determined that the indemnitee is not entitled to be indemnified by the Company. The Indemnification Agreement also creates certain rights in favor of the Company, including the right to assume the defense of claims and to consent to settlements. The Indemnification Agreement does not exclude any other rights to indemnification or advancement of expenses to which the indemnitee may be entitled under applicable law, the certificate of incorporation or bylaws of the Company, any agreement, a vote of stockholders or disinterested directors, or otherwise.

The foregoing is a summary of the material terms of the Indemnification Agreement and does not purport to be complete.

Item 7.01 Regulation FD Disclosure.

On March 6, 2023, the Company issued a press release announcing the appointment of Dr. Ben to its Board of Directors. A copy of the press release is furnished as Exhibit 99.1 hereto and shall not be deemed “filed” for the purposes of Section 18 of the Exchange Act, or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Exchange Act or the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01 Financial Statements and Exhibits.

(d) The following exhibit is furnished with this report:

Exhibit No.	Description
99.1	Press Release issued by Corbus Pharmaceuticals Holdings, Inc. dated March 6, 2023.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CORBUS PHARMACEUTICALS HOLDINGS, INC

Date:	March 6, 2023	By:	/s/ Yuval Cohen
Name: Yuval Cohen Title: Chief Executive Officer